Exhibit 99.1

NEWS

Contact:
Mary Dean Hall
Vice President, Chief Financial Officer and Treasurer
Hallm@quakerchem.com
T. 610.832.4160

For Release: Immediate

QUAKER CHEMICAL ANNOUNCES FOURTH QUARTER AND FULL YEAR 2016 RESULTS

•	Organic volume growth of 7% drives a 4% increase in quarterly net sales despite continued FX headwinds

•	Strong quarterly earnings of $1.31 per diluted share result in a 9% increase in non-GAAP earnings per diluted share to $1.26

•	Fourth quarter and full year net income of $17.4 million and $61.4 million lead to quarterly adjusted EBITDA of $25.6 million and record full year adjusted EBITDA of $106.6 million

February 28, 2017

CONSHOHOCKEN, PA – Quaker Chemical Corporation (NYSE: KWR) today announced net sales of $191.2 million in the fourth quarter of 2016, a 4% increase compared to $183.3 million in the fourth quarter of 2015 and full year net sales of $746.7 million in 2016, a 1% increase compared to $737.6 million in 2015. The fourth quarter and full year 2016 increases in net sales were driven by organic volume growth of 7% and 3%, respectively, which overcame negative impacts from foreign currency translation of 3% in both the fourth quarter and full year. While gross margins declined somewhat in the quarter and slightly for the full year, the Company was able to grow its operating income in both periods due to increased sales volumes, continued discipline in managing labor-related costs in its selling, general and administrative expenses (“SG&A”) and lower restructuring expenses in connection with its 2015 global restructuring program. This operating performance drove fourth quarter and full year 2016 net income of $17.4 million and $61.4 million, respectively, and increases of 1% and 5% in its fourth quarter and full year 2016 adjusted EBITDA of $25.6 million and $106.6 million, respectively.

The Company’s current quarter earnings per diluted share increased to $1.31 compared to $0.86 in the fourth quarter of 2015, with non-GAAP earnings per diluted share increasing 9% to $1.26 in the fourth quarter of 2016 compared to $1.16 in the prior year. The Company’s strong fourth quarter performance led to full year 2016 earnings per diluted share of $4.63 compared to $3.84 in 2015, with non-GAAP earnings per diluted share increasing 4% to $4.60 in 2016 compared to $4.43 in 2015. This growth in fourth quarter and full year reported and non-GAAP earnings per diluted share was achieved despite negative impacts from foreign exchange of approximately 5%, or $0.07 per diluted share, in the quarter and 4%, or $0.18 per diluted share, for the full year. The strong fourth quarter earnings drove net operating cash flow of $20.8 million in the quarter, increasing the Company’s full year 2016 net operating cash flow 1% to $73.8 million compared to $73.4 million in 2015.

Michael F. Barry, Chairman, Chief Executive Officer and President, commented, “We are pleased with our fourth quarter results, despite continued foreign exchange headwinds. We were able to grow our organic volumes by 7% on continued market share gains, as well as from increased production in some of our end markets. While our gross margins declined due to raw material price increases and certain one-time costs, we were able to partially offset the decline with savings realized from our previously announced restructuring program and other cost streamlining initiatives. Overall, we achieved a 9% increase in non-GAAP earnings despite foreign exchange negatively impacting earnings by 5%.”

Quaker Chemical Corporation

One Quaker Park, 901 E. Hector Street, Conshohocken, PA 19428-2380 USA

P: 610.832.4000 F: 610.832.8682

quakerchem.com

Mr. Barry continued, “2016 was our seventh consecutive year of adjusted EBITDA and non-GAAP earnings growth. The 5% growth in full year adjusted EBITDA was achieved despite foreign exchange negatively impacting our bottom line by 4%. Looking forward, we expect foreign exchange to continue to be a headwind. However, we remain committed to our strategy and believe our ability to take market share and leverage our past acquisitions will continue to help offset market challenges. Our 2017 plans indicate growth in both the top and bottom lines, despite expected currency headwinds, with profit growth in all regions. Overall, I continue to remain confident in our future and expect 2017 to be another good year for Quaker, as we expect to increase non-GAAP earnings and adjusted EBITDA for the eighth consecutive year.”

Fourth Quarter of 2016 Summary

Net sales in the fourth quarter of 2016 were $191.2 million compared to $183.3 million in the fourth quarter of 2015. The approximate $7.9 million or 4% increase in net sales was primarily due to a 7% increase in organic volumes, partially offset by the negative impact of foreign currency translation of $4.7 million or 3%.

Gross profit in the fourth quarter of 2016 increased $0.9 million or 1% from the fourth quarter of 2015, primarily due to the increase in sales volumes, noted above, partially offset by a lower gross margin of 36.4% in the fourth quarter of 2016 compared to 37.5% in the prior year quarter. While the Company did experience some gross margin decline from changes in raw material costs and product mix, the Company’s quarterly gross margin was also negatively impacted by one-time charges to its raw material and manufacturing costs that were higher during the current quarter and not expected to recur at the same level in the future.

SG&A increased $1.0 million during the fourth quarter of 2016 due to the net impact of several factors. The Company had incremental SG&A associated with acquisitions, including $0.4 million for certain uncommon transaction-related costs in connection with the execution of, and diligence on, acquisition candidates. In addition, the Company’s overall labor-related costs were higher quarter-over-quarter primarily due to annual compensation increases. These cost increases quarter-over-quarter were partially offset by a decrease from foreign currency translation and certain cost saving efforts, including the 2015 global restructuring program noted below.

The Company had restructuring expenses of $6.8 million during the fourth quarter of 2015 related to the 2015 global restructuring program. The Company substantially completed the program during 2016, and recognized a restructuring credit of $0.4 million during the fourth quarter of 2016 to update its initial estimates for employee separation costs.

Operating income in the fourth quarter of 2016 was $20.4 million compared to $13.2 million in the fourth quarter of 2015. The $7.2 million increase in operating income was primarily due to the decrease in restructuring expenses and the increase in sales volumes, noted above, partially offset by a decline in gross margin and an increase in SG&A expenses.

Other income increased $0.3 million during the fourth quarter of 2016 primarily due to higher receipts of local municipality-related grants in one of the Company’s regions quarter-over-quarter.

Interest expense was relatively consistent on comparable average borrowings outstanding in both quarters. Interest income was $0.1 million higher in the fourth quarter of 2016 compared to the fourth quarter of 2015, primarily due to an increase in the level of the Company’s invested cash in certain regions with higher returns.

The Company’s effective tax rates for the fourth quarters of 2016 and 2015 were 17.3% and 16.5%, respectively. The Company’s fourth quarter of 2016 effective tax rate reflects the receipt of a concessionary tax rate in one of its subsidiaries, which allowed the Company to adjust the subsidiaries tax rate from 25%, used in the first nine months of 2016, to 15% for the full year. The Company recorded the cumulative full year benefit of the lower rate in the fourth quarter of 2016. In the fourth quarter of 2015, the effective tax rate reflected the accelerated recognition of certain tax-related incentives due to changes in local tax regulations, adjustments related to previous years’ tax estimates, and the overall mix of earnings between higher and lower tax jurisdictions.

Equity in net income of associated companies (“equity income”) decreased $0.1 million in the fourth quarter of 2016 compared to the fourth quarter of 2015, primarily due to slightly lower earnings from the Company’s interest in a captive insurance company.

The Company recognized a minimal impact to net income from its Lubricor, Inc. acquisition during the fourth quarter of 2016, as its operating results were offset by initial adjustments related to fair value accounting.

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Changes in foreign exchange rates negatively impacted the Company’s fourth quarter of 2016 net income by approximately 5%, or $0.07 per diluted share.

Full Year 2016 Summary

Net sales in 2016 were $746.7 million compared to net sales of $737.6 million in 2015. The $9.1 million or 1% increase in net sales was primarily due to a 3% increase in organic volumes and a 2% increase from acquisitions, partially offset by the negative impact of foreign currency translation of $21.7 million or 3% and a decline in selling price and product mix of 1% year-over-year.

Gross profit in 2016 increased $2.6 million or 1% compared to 2015, primarily driven by the increase in sales volumes noted above, on a slightly lower gross margin of 37.4% in 2016 compared to 37.6% in the prior year.

The SG&A decrease of $2.0 million from 2015 was primarily due to a decrease from foreign currency translation, a decrease in certain uncommon transaction-related costs year-over-year and the impact from the cost savings efforts, noted above. These decreases were partially offset by higher overall labor-related costs, primarily due to annual compensation increases, as well as incremental costs associated with the Company’s recent acquisition activity.

As noted above, the Company had restructuring expenses of $6.8 million in 2015 related to a global restructuring program initiated in the fourth quarter of 2015 and also recognized a restructuring credit of $0.4 million in 2016 to update its initial estimates for employee separation costs. The Company’s pre-tax cost savings as a result of this program were approximately $3 million in 2016, realized mainly over the second half of the year, and are expected to increase to $5 million for the full-year 2017.

Operating income in 2016 was $83.1 million compared to $71.3 million in 2015. The $11.8 million increase in operating income was primarily due to the increase in sales volumes, as well as lower SG&A and restructuring expenses year-over-year, partially offset by a slight decline in gross margin during 2016.

Other income was $1.8 million in 2016 compared to other expense of $0.1 million in 2015. The increase in other income was primarily driven by foreign currency transaction gains realized in 2016 compared to foreign currency transaction losses in 2015, as well as higher receipts of local municipality-related grants in one of the Company’s regions year-over-year.

Interest expense was $0.3 million higher in 2016 compared to 2015, primarily due to increased average borrowings outstanding during 2016 as a result of the Company’s recent acquisition activity. Interest income was $0.4 million higher in 2016 compared to 2015, primarily due to an increase in the level of the Company’s invested cash in certain regions with higher returns and increased interest received on certain tax-related credits in 2016.

The Company’s effective tax rates for 2016 and 2015 were 27.6% and 25.3%, respectively. The primary contributors to the difference between the Company’s effective tax rates in 2016 and 2015 were certain one-time items recorded during 2015, including the accelerated recognition of certain tax-related incentives and adjustments related to previous years’ tax estimates, noted above. Going into 2017, we expect the full year effective tax rate will be between 28% and 30%.

Equity income in 2016 increased $2.0 million compared to 2015. The increase in equity income was primarily due to a smaller currency conversion charge recorded at the Company’s Venezuela affiliate during 2016 compared to 2015, related to changes in Venezuela’s foreign exchange markets and currency controls in both periods. Equity income also includes earnings from the Company’s interest in a captive insurance company which was lower in 2016 compared to 2015.

The Company had a $0.1 million increase in net income attributable to noncontrolling interest in 2016 compared to 2015, primarily due to stronger performance at its India affiliate.

Changes in foreign exchange rates, excluding the currency conversion impacts of the Venezuelan bolivar fuerte noted above, negatively impacted the Company’s 2016 net income by approximately 4%, or $0.18 per diluted share.

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Balance Sheet and Cash Flow Items

The Company’s net operating cash flow of $20.8 million in the fourth quarter of 2016 increased its full year net operating cash flow to $73.8 million compared to $73.4 million in 2015. The increase in net operating cash flow was driven by the Company’s strong operating performance and lower cash invested in the Company’s working capital during 2016, partially offset by a year-over-year increase in cash outflows related to pension contributions, restructuring payments and tax-related payments. In addition, the Company paid approximately $4.6 million in cash dividends during the fourth quarter of 2016, increasing its total dividends paid to $17.6 million in 2016. The Company also repurchased approximately 84,000 shares of its common stock for $5.9 million in 2016. Overall, the Company’s liquidity and balance sheet remain strong, as its cash position exceeded its debt at December 31, 2016 and the Company’s total debt continued to be less than one times adjusted EBITDA.

Non-GAAP Measures

Included in this public release are two non-GAAP (unaudited) financial measures: non-GAAP earnings per diluted share and adjusted EBITDA. The Company believes these non-GAAP financial measures provide meaningful supplemental information as they enhance a reader’s understanding of the financial performance of the Company, are more indicative of future operating performance of the Company, and facilitate a better comparison among fiscal periods, as the non-GAAP financial measures exclude items that are not considered core to the Company’s operations. Non-GAAP results are presented for supplemental informational purposes only and should not be considered a substitute for the financial information presented in accordance with GAAP. The following tables reconcile non-GAAP earnings per diluted share (unaudited) and adjusted EBITDA (unaudited) to their most directly comparable GAAP financial measures:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
GAAP earnings per diluted share attributable to Quaker Chemical Corporation Common Shareholders	$1.31	$0.86	$4.63	$3.84
Equity income in a captive insurance company per diluted share	(0.06)	(0.07)	(0.13)	(0.16)
Restructuring (credit) expense per diluted share	(0.02)	0.36	(0.02)	0.36
Certain uncommon transaction-related expenses per diluted share	0.03	—	0.11	0.15
Customer bankruptcy costs per diluted share	—	0.01	—	0.02
Cost streamlining initiatives per diluted share	—	—	—	0.01
Currency conversion impact of the Venezuelan bolivar fuerte per diluted share	—	—	0.01	0.21
Non-GAAP earnings per diluted share	$1.26	$1.16	$4.60	$4.43

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	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
Net income attributable to Quaker Chemical Corporation	$17,434	$11,393	$61,403	$51,180
Depreciation and amortization	4,778	4,979	19,566	19,206
Interest expense	663	694	2,889	2,585
Taxes on income before equity in net income of associated companies	3,562	2,161	23,226	17,785
Equity income in a captive insurance company	(736)	(857)	(1,688)	(2,078)
Restructuring (credit) expense	(439)	6,790	(439)	6,790
Certain uncommon transaction-related expenses	374	—	1,531	2,813
Customer bankruptcy costs	—	149	—	328
Cost streamlining initiatives	—	—	—	173
Currency conversion impact of the Venezuelan bolivar fuerte	—	—	88	2,806
Adjusted EBITDA	$25,636	$25,309	$106,576	$101,588
Adjusted EBITDA margin (%)	13.4%	13.8%	14.3%	13.8%

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in such statements. A major risk is that demand for the Company’s products and services is largely derived from the demand for its customers’ products, which subjects the Company to uncertainties related to downturns in a customer’s business and unanticipated customer production shutdowns. Other major risks and uncertainties include, but are not limited to, significant increases in raw material costs, customer financial stability, worldwide economic and political conditions, foreign currency fluctuations, significant changes in applicable tax rates and regulations, future terrorist attacks and other acts of violence. Other factors could also adversely affect us. Therefore, we caution you not to place undue reliance on our forward-looking statements. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.

Conference Call

As previously announced, Quaker Chemical’s investor conference call to discuss the fourth quarter and full year 2016 results is scheduled for March 1, 2017 at 8:30 a.m. (ET). A live webcast of the conference call, together with supplemental information, can be accessed through the Company’s Investor Relations website at http://www.quakerchem.com. You can also access the conference call by dialing 877-269-7756.

About Quaker

Quaker Chemical is a leading global provider of process fluids, chemical specialties, and technical expertise to a wide range of industries, including steel, aluminum, automotive, mining, aerospace, tube and pipe, cans, and others.  For nearly 100 years, Quaker has helped customers around the world achieve production efficiency, improve product quality, and lower costs through a combination of innovative technology, process knowledge, and customized services. Headquartered in Conshohocken, Pennsylvania USA, Quaker serves businesses worldwide with a network of dedicated and experienced professionals whose mission is to make a difference.

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Quaker Chemical Corporation

Consolidated Statements of Income

(Dollars in thousands, except share and per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015

Net sales	$191,245	$183,275	$746,665	$737,555

Cost of goods sold	121,541	114,509	467,072	460,515

Gross profit	69,704	68,766	279,593	277,040
%	36.4%	37.5%	37.4%	37.6%

Selling, general and administrative expenses	49,758	48,753	196,981	198,990
Restructuring and related activities	(439)	6,790	(439)	6,790

Operating income	20,385	13,223	83,051	71,260
%	10.7%	7.2%	11.1%	9.7%

Other income (expense), net	319	28	1,810	(69)
Interest expense	(663)	(694)	(2,889)	(2,585)
Interest income	593	507	2,037	1,624
Income before taxes and equity in net income of associated companies	20,634	13,064	84,009	70,230

Taxes on income before equity in net income of associated companies	3,562	2,161	23,226	17,785
Income before equity in net income of associated companies	17,072	10,903	60,783	52,445

Equity in net income of associated companies	867	949	2,256	261

Net income	17,939	11,852	63,039	52,706

Less: Net income attributable to noncontrolling interest	505	459	1,636	1,526

Net income attributable to Quaker Chemical Corporation	$17,434	$11,393	$61,403	$51,180
%	9.1%	6.2%	8.2%	6.9%

Share and per share data:
Basic weighted average common shares outstanding	13,157,411	13,180,364	13,136,138	13,199,630
Diluted weighted average common shares outstanding	13,198,611	13,193,659	13,160,469	13,214,849

Net income attributable to Quaker Chemical Corporation Common Shareholders - basic	$1.31	$0.86	$4.64	$3.84
Net income attributable to Quaker Chemical Corporation Common Shareholders - diluted	$1.31	$0.86	$4.63	$3.84

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Quaker Chemical Corporation

Consolidated Balance Sheets

(Dollars in thousands, except par value and share amounts)

	December 31,
	2016	2015
ASSETS

Current assets
Cash and cash equivalents	$88,818	$81,053
Accounts receivable, net	195,225	188,297
Inventories, net	77,082	75,099
Prepaid expenses and other current assets	15,343	13,582
Total current assets	376,468	358,031
Property, plant and equipment, net	85,734	87,619
Goodwill	80,804	79,111
Other intangible assets, net	73,071	73,287
Investments in associated companies	22,817	20,354
Non-current deferred tax assets	24,382	30,107
Other assets	28,752	32,218
Total assets	$692,028	$680,727

LIABILITIES AND EQUITY

Current liabilities
Short-term borrowings and current portion of long-term debt	$707	$662
Accounts payable	77,583	67,291
Dividends payable	4,581	4,252
Accrued compensation	19,356	19,166
Accrued restructuring	670	6,303
Accrued pension and postretirement benefits	1,086	1,144
Other current liabilities	23,428	25,696
Total current liabilities	127,411	124,514
Long-term debt	65,769	81,439
Non-current deferred tax liabilities	12,008	10,258
Non-current accrued pension and postretirement benefits	38,348	40,689
Other non-current liabilities	35,886	42,584
Total liabilities	279,422	299,484

Equity
Common stock, $1 par value; authorized 30,000,000 shares; issued and outstanding 2016 - 13,277,832 shares; 2015 - 13,288,113 shares	13,278	13,288
Capital in excess of par value	112,475	106,333
Retained earnings	364,414	326,740
Accumulated other comprehensive loss	(87,407)	(73,316)
Total Quaker shareholders' equity	402,760	373,045
Noncontrolling interest	9,846	8,198
Total equity	412,606	381,243
Total liabilities and equity	$692,028	$680,727

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Quaker Chemical Corporation

Consolidated Statements of Cash Flows

(Dollars in thousands)

	Twelve Months Ended December 31,
	2016	2015
Cash flows from operating activities
Net income	$63,039	$52,706
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	12,557	12,395
Amortization	7,009	6,811
Equity in undistributed (earnings) losses of associated companies, net of dividends	(1,969)	578
Deferred income taxes	5,488	(2,401)
Uncertain tax positions (non-deferred portion)	(3,206)	(1,122)
Deferred compensation and other, net	(424)	14
Stock-based compensation	6,349	5,919
Restructuring and related activities	(439)	6,790
Gain on disposal of property, plant and equipment and other assets	(18)	(12)
Insurance settlement realized	(1,023)	(760)
Pension and other postretirement benefits	(3,420)	2,591
(Decrease) increase in cash from changes in current assets and current liabilities, net of acquisitions:
Accounts receivable	(11,705)	(188)
Inventories	(1,870)	1,292
Prepaid expenses and other current assets	(703)	(721)
Accounts payable and accrued liabilities	14,566	(9,040)
Change in restructuring liabilities	(5,252)	(490)
Estimated taxes on income	(5,226)	(930)
Net cash provided by operating activities	73,753	73,432

Cash flows from investing activities
Investments in property, plant and equipment	(9,954)	(11,033)
Payments related to acquisitions, net of cash acquired	(15,024)	(24,058)
Proceeds from disposition of assets	186	135
Insurance settlement interest earned	32	35
Change in restricted cash, net	991	725
Net cash used in investing activities	(23,769)	(34,196)

Cash flows from financing activities
Proceeds from long-term debt	-	6,163
Repayments of long-term debt	(14,513)	(477)
Dividends paid	(17,625)	(16,513)
Stock options exercised, other	(811)	1,048
Payments for repurchase of common stock	(5,859)	(7,276)
Excess tax benefit related to stock option exercises	678	384
Payment of acquisition-related liabilities	-	(226)
Net cash used in financing activities	(38,130)	(16,897)

Effect of exchange rate changes on cash	(4,089)	(6,017)
Net increase in cash and cash equivalents	7,765	16,322
Cash and cash equivalents at beginning of period	81,053	64,731
Cash and cash equivalents at end of period	$88,818	$81,053